Exhibit 99.1

NEWS

ANADARKO ANNOUNCES BOARD OF DIRECTORS ELECTION

HOUSTON, Feb. 9, 2017 – Anadarko Petroleum Corporation (NYSE: APC) today announced the election of Claire S. Farley to serve as an independent director of the company, effective today.

“Claire is a respected leader in the energy industry with a tremendous track record of success, including far-reaching experience in finance, strategic investments, mergers and acquisitions, and exploration and new ventures,” said Anadarko Chairman, President and CEO Al Walker. “We are grateful to have her exceptional strategic focus in the boardroom.”

CLAIRE S. FARLEY

Farley, 57, serves as Vice Chair of Energy, advising KKR & Co. L.P.’s Energy group. Prior to joining KKR in 2011, she was co-founder and co-CEO of RPM Energy LLC, a privately owned oil and natural gas exploration and development company, which partnered with KKR. Prior to founding RPM Energy, Ms. Farley was a Senior Advisor at Jefferies Randall & Dewey, a global oil and gas industry advisor, and was Co-President of Jefferies Randall & Dewey from February 2005 to July 2008. Prior to that, Ms. Farley served as Chief Executive Officer of Randall & Dewey, an oil and gas asset transaction advisory firm, from September 2002 until February 2005, when Randall and Dewey became the Oil and Gas Investment Banking Group of Jefferies & Company. Ms. Farley has extensive oil and gas exploration expertise, holding several positions within Texaco from 1981 to 1999, including President of Worldwide Exploration and New Ventures, President of North American Production and Chief Executive Officer of Hydro-Texaco, Inc. Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics Corporation from October 1999 to January 2001 and of Trade-Ranger Inc. from January 2001 to May 2002.

Ms. Farley serves as a director of LyondellBasell Industries N.V. and TechnipFMC plc. In addition to her public directorships, Ms. Farley also is a board member of Samson Resources, a private company, and the Houston advisory board of the Nature Conservancy. Ms. Farley holds a B.S. in geology from Emory University.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2016, the company had 1.72 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

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Anadarko Contacts

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

INVESTORS:

Robin Fielder, robin.fielder@anadarko.com, 832.636.1462

Jim Grant, james.grant@anadarko.com, 832.636.8320

Pete Zagrzecki, pete.zagrzecki@anadarko.com, 832.636.7727

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